Exhibit 2.1

DISTRIBUTION AGREEMENT

BY AND BETWEEN

ALTRIA GROUP, INC.

AND

PHILIP MORRIS INTERNATIONAL INC.

DATED AS OF JANUARY 30, 2008

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6.03	Arbitration	22
6.04	Injunctive Relief	22
6.05	Remedies	22
6.06	Expenses	22

ARTICLE VII	NO REPRESENTATIONS OR WARRANTIES	23

7.01	No Representations or Warranties	23

ARTICLE VIII	INSURANCE	23

8.01	Insurance Policies and Rights	23
8.02	Administration and Reserves	23
8.03	Allocation of Insurance Proceeds; Cooperation	24
8.04	Reimbursement of Expenses	24
8.05	No Reduction of Coverage	24
8.06	Shared Insurance Policies Other Than D&O and Fiduciary Liability	25
8.07	D&O Liability	25
8.08	1994 D&O Liability Retro Program	25
8.09	Altria/Kraft D&O Liability Runoff Policy	25
8.10	Fiduciary Liability	26
8.11	Altria/Kraft Fiduciary Liability Runoff Policy	26

ARTICLE IX	MISCELLANEOUS	26

9.01	Complete Agreement	26
9.02	Other Agreements	26
9.03	Expenses	27
9.04	Governing Law	27
9.05	Notices	27
9.06	Amendment and Modification	28
9.07	Successors and Assigns; No Third Party Beneficiaries	28
9.08	Counterparts	28
9.09	Interpretation	28
9.10	Legal Enforceability	28
9.11	Construction	28

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DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, dated as of January 30, 2008 (as amended and supplemented pursuant to the terms hereof, this “Agreement”), is entered into by and between Altria Group, Inc., a Virginia corporation (“Altria”), and Philip Morris International Inc., a Virginia corporation (“PMI”). In addition, Philip Morris USA Inc., a Virginia corporation (“PM USA”), has entered into this Agreement solely for the purpose of providing the indemnification set forth in Section 3.05.

WITNESSETH:

WHEREAS, Altria currently owns 100% of PMI’s issued and outstanding Common Stock;

WHEREAS, the Board of Directors of Altria has determined that it is in the best interest of Altria to distribute its entire ownership interest in PMI through a pro-rata distribution of all of the outstanding shares of PMI Common Stock owned by Altria on the Distribution Date to the holders of Altria Common Stock pursuant to the terms and subject to the conditions of this Agreement (the “Distribution”);

WHEREAS, the Distribution is intended to qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, and the Other Agreements (as defined below) to set forth the principal arrangements among them regarding the Distribution;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

AAA: American Arbitration Association.

Action: any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Authority.

Affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with,

such specified Person; provided, however, that for purposes of this Agreement, no member of the Altria Group and no officer or director of any member of the Altria Group shall be deemed to be an Affiliate of any member of the PMI Group and vice versa.

ALCS: Altria Corporate Services, Inc., a New York corporation, formerly known as Philip Morris Management Corp.

Altria: as defined in the preamble to this Agreement.

Altria Business: all business and operations (including related joint ventures and alliances) of any member of the Altria Group at any time after the Distribution Date.

Altria Common Stock: the common stock, par value $0.33  1/3 per share, of Altria.

Altria Group: Altria and the Subsidiaries of Altria other than members of the PMI Group.

Altria Group Liabilities: except as otherwise specifically provided in any Other Agreements, all Liabilities, whether arising before, at or after the Distribution Date, (i) of or in any way relating, in whole or in part, to any member of the Altria Group or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Altria Group or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “Altria Group Liabilities” shall exclude (i) all Liabilities of ALCS pursuant to the Transition Services Agreement (because the Transition Services Agreement will govern those Liabilities); (ii) all Liabilities pursuant to the Employee Matters Agreement (because the Employee Matters Agreement will govern those Liabilities); (iii) the PM USA Group Liabilities; (iv) Tobacco Product Claims; and (v) Brand Integrity Claims.

Altria Indemnitee: as defined in Section 3.03(a).

Arbitration Act: the United States Arbitration Act, 9 U.S.C. ss.ss 1-16, as the same may be amended from time to time.

Brand Integrity Claim: any Action arising out of or relating to allegations of cigarette contraband or smuggling, including allegations of money laundering.

Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the Commonwealth of Virginia or the State of New York are authorized or obligated by Law or executive order to close.

Claims Administration: the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

Claims Handling Agreement: any third party administrator or claims handling agreement of any kind or nature to which any member of any Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Insured PMI Claims.

Code: as defined in the recitals to this Agreement.

Dispute: as defined in Section 6.01 hereof.

Distribution: as defined in the recitals to this Agreement.

Distribution Agent: as defined in Section 2.04(a) hereof.

Distribution Date: March 28, 2008, being the date on which the Distribution becomes effective.

Distribution Ratio: as defined in Section 2.04(b) hereof.

Employee Matters Agreement: an employee benefits and compensation allocation agreement to be entered into between Altria and PMI substantially in the form attached hereto as Exhibit A, with such changes as may be mutually agreed to by Altria and PMI.

Finally Determined: with respect to any Action or threatened Action, that the outcome or resolution of that Action or threatened Action has either (i) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (ii) been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action or threatened Action have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

Foreign Exchange Rate: with respect to any currency other than United States dollars as of any date, the average of the bid and asked rates at 9:00 a.m., New York City time, on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A., except that, with respect to any Indemnifiable Liability covered by insurance, the Foreign Exchange Rate for such currency shall be determined as set forth in Section 3.10.

Governmental Authority: any federal, national, state, provincial, local, foreign, international or other court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury).

Group: the Altria Group, the PMI Group or the PM USA Group, as the context requires.

Indemnifiable Liability: any Liability that is subject to being indemnified by Altria, PM USA or PMI pursuant to Article III.

Indemnified Party: as defined in Section 3.07 hereof.

Indemnifying Party: as defined in Section 3.07 hereof.

Indemnitee: a Person who may seek indemnification under this Agreement.

Indemnity Payment: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article III.

Information: all records, books, contracts, instruments, computer data and other data and information.

Insurance Administration: with respect to each Insurance Policy, (i) the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (ii) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.

Insurance Policy: insurance policies and insurance contracts of any kind that as of the Distribution Date are or have been owned or maintained by, or provide a benefit in favor of, any member of any Group or any of its predecessors, including, without limitation, comprehensive general liability policies, excess liability policies, automobile insurance policies, aviation and aircraft insurance policies, marine cargo and international warehousing insurance policies, employment practices insurance policies, advertisers liability insurance policies, business travel accident insurance policies, commercial television wrap-up coverage policies, worker’s compensation insurance policies, property, casualty and business interruption insurance policies, crime/fiduciary insurance policies, fidelity insurance policies, directors and officers liability insurance policies (including any such policy for directors and officers liability which has been purchased to provide occurrence coverage for both continuing and former directors, officers and employees for claims arising from or relating to events, occurrences or other matters prior to or on the Distribution Date). The term “Insurance Policy” expressly excludes any insurance policies relating to Plans to the extent such insurance policies are addressed under the Employee Matters Agreement.

Insurance Proceeds: those monies received by or on behalf of an insured from a Third Party insurance carrier or paid by a Third Party insurance carrier on behalf of the insured.

Insured Claims: any claim with respect to those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any Insurance Policy, whether or not subject to deductibles, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Insurance Policy limits, including aggregates.

Insured PMI Claims: any claim with respect to any Liability, damage or injury that occurred prior to the Distribution Date that is against any member of the PMI Group or any employee of any member of the PMI Group; provided, that in the case of any such claim or any claims identified in (i) through (v) below, such Liability or expense (including costs of defense and reasonable attorneys’ fees) is or may be insured under one or more of the Insurance Policies. Insured PMI Claims include, without limitation, (i) claims for property or casualty damage or any other Liability or expense with respect to assets of PMI; (ii) claims of Liability or expense arising from business interruption of any PMI Business; (iii) claims against any member of the PMI Group whether or not the PMI Group has or has assumed liability for such claims under this

Agreement or any of the Other Agreements; (iv) claims against any member of the Altria Group to the extent any member of the PMI Group has liability for such claims under this Agreement or any of the Other Agreements; and (v) claims involving or against any director, officer, employee, fiduciary or agent of the PMI Group who is entitled or would have been entitled to indemnification by Altria had the Distribution not occurred.

International Brand Integrity Claims: any Brand Integrity Claim, regardless of the venue in which such Brand Integrity Claim is filed or threatened (i) involving Tobacco Products manufactured, sold, purchased or transferred by a member of the PMI Group (including Tobacco Products manufactured by PM USA pursuant to the Manufacturing Agreement); and (ii) based on allegations regarding conduct that occurred in whole or in part prior to the Distribution Date. International Brand Integrity Claims shall also include all Brand Integrity Claims arising directly or indirectly out of sales of Tobacco Products before August 1, 2007, by Philip Morris Duty Free, Inc., a Delaware corporation, regardless of the venue in which such Brand Integrity Claim is filed or threatened.

International Tobacco Product Claims: any Tobacco Product Claim filed against a member of the Altria Group outside the U.S. and its territories and possessions based in substantial part as between the PM USA Group and the PMI Group on Tobacco Products (i) manufactured by a member of the PMI Group or (ii) manufactured by PM USA pursuant to the Manufacturing Agreement.

IP Agreement: the intellectual property agreement entered into between PM USA and PMI as of January 1, 2008, in the form attached hereto as Exhibit B.

Law: any federal, national, state, provincial, local or foreign statute, ordinance, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction or requirement of any Governmental Authority or any order or award of any arbitrator, now or hereafter in effect. “Law” shall specifically include, but shall not be limited to, any state, federal, or foreign statute or common law for deceptive and unfair trade practices, unfair and fraudulent business practices, fraud and the Racketeer Influenced and Corrupt Practices Act (“RICO”) or similar statute.

Liabilities: means any and all claims, debts, Losses, liabilities, assessments, guarantees, assurances, commitments and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise or whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise) whenever arising, including, but not limited to, those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking.

Litigation Matters: as defined in Section 5.06(a) hereof.

Losses: with respect to any Person, all losses, damages (whether compensatory, punitive, consequential, multiple or other), judgments, settlements, equitable or injunctive relief or disgorgements, including, where applicable, all punitive damages and criminal and civil fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such

Person, and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation, all accountant or attorneys’ fees and all other out-of-pocket expenses incurred in connection with an Indemnifiable Liability), regardless of whether any such losses, damages, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of (i) such Person’s own alleged or actual negligent conduct or (ii) in connection with Tobacco Product Claims and Brand Integrity Claims, such Person’s own alleged or actual grossly negligent conduct, reckless conduct or intentional misconduct.

Manufacturing Agreement: collectively, the Amended and Restated Manufacturing and Supply Agreement between Philip Morris Products S.A. and Philip Morris USA Inc. effective as of January 1, 2003 and all predecessor agreements between one or more members of the PMI Group and one or more members of the PM USA Group regarding the manufacturing of Tobacco Products.

Negotiation Notice: as defined in Section 6.02 hereof.

Notices: as defined in Section 9.05 hereof.

Other Agreements: the Transition Services Agreement, the Employee Matters Agreement, the Tax Sharing Agreement, the IP Agreement, the PMDF Indemnification Agreement (except with respect to indemnification for International Tobacco Product Claims and U.S. Tobacco Product Claims), including any Post-Transfer PMDF Liabilities (as such terms are defined therein) that constitute Tobacco Product Claims, because this Agreement shall govern those claims and supersede such indemnification, the Manufacturing Agreement (except with respect to indemnification, because this Agreement shall govern such matters and supersede such indemnification) and any other agreement entered into in connection with the Distribution.

Person: an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a government or any department or agency thereof.

Plan: as defined in the Employee Matters Agreement.

PM USA: as defined in the preamble to the Agreement.

PM USA Group: PM USA and the Subsidiaries of PM USA.

PM USA Group Liabilities: except as otherwise specifically provided in any Other Agreements, all Liabilities, whether arising before, at or after the Distribution Date arising from the conduct of, in connection with or in any way relating to, in whole or in part, the business and operations of the PM USA Group or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “PM USA Group Liabilities” shall exclude Tobacco Product Claims and Brand Integrity Claims.

PMDF Indemnification Agreement: the indemnification agreement entered into between PMI and PM USA dated as of August 1, 2007.

PMI: as defined in the preamble to this Agreement.

PMI Business: all business and operations (including related joint ventures and alliances) of any member of the PMI Group at any time after the Distribution Date.

PMI Common Stock: the common stock, without par value, of PMI.

PMI Group: PMI and the Subsidiaries of PMI.

PMI Group Liabilities: except as otherwise specifically provided in any Other Agreements, all Liabilities, whether arising before, at or after the Distribution Date, (i) of or in any way relating, in whole or in part, to any member of the PMI Group or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the PMI Group or the ownership or use of assets or property in connection therewith. Notwithstanding the foregoing, “PMI Group Liabilities” shall exclude (i) all Liabilities of the PMI Group pursuant to the Transition Services Agreement (because the Transition Services Agreement will govern those Liabilities); (ii) all Liabilities expressly provided for in the Employee Matters Agreement (because the Employee Matters Agreement will govern those Liabilities); (iii) all Liabilities directly, indirectly or derivatively based on, arising out of or in any way relating to, in whole or in part, the Altria Business or the ownership or use of assets or property in connection therewith; (iv) Tobacco Product Claims; and (v) Brand Integrity Claims.

PMI Indemnified Liabilities: PMI Liabilities that are subject to indemnification from a Third Party.

PMI Indemnitee: as defined in Section 3.04(a).

PMI Subsidiaries: all the corporations, limited liability companies or other entities that are Subsidiaries of PMI.

PMI Transfer Agent: the transfer agent for PMI’s Common Stock.

Prime Rate: the rate which Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

Privileged Information: as defined in Section 5.06(a) hereof.

Record Date: 5:00 p.m. New York City time on March 19, 2008, being the date for determining the holders of Altria Common Stock entitled to receive shares of PMI Common Stock pursuant to the Distribution.

Representative: with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

Rules: as defined in Section 6.03 hereof.

SEC: the United States Securities and Exchange Commission.

Securities Act: the Securities Act of 1933, as amended, or any successor statute.

Securities Exchange Act: the Securities Exchange Act of 1934, as amended, or any successor statute.

Subsidiary: with respect to any specified Person, any corporation or other legal or other entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

Tax: as defined in the Tax Sharing Agreement.

Tax Advisor: has the meaning set forth in the Tax Sharing Agreement.

Tax Sharing Agreement: the tax sharing and indemnification agreement which has been or will be entered into on or prior to the Distribution Date between Altria and PMI substantially in the form attached hereto as Exhibit D, with such changes as may be mutually agreed to by Altria and PMI.

Tax-Free Status: has the meaning set forth in the Tax Sharing Agreement.

Third Party: a Person who is not a party hereto or a Subsidiary thereof.

Third-Party Claim: as defined in Section 3.08.

Tobacco Product Claims: any Action brought or threatened before, on or after the Distribution Date, directly or indirectly based on, arising out of or related, in whole or in part, to the advertising or marketing of; the use of, exposure to, health effects or claimed health effects of; or statements or warnings regarding; Tobacco Products manufactured on or before December 31, 2008, regardless whether such Claim alleges adverse health effects; deceptive or unfair trade practices; unfair or fraudulent business practices; fraud or violation of RICO; or any other basis for Liability. For the avoidance of doubt, Tobacco Product Claims shall not include (i) Brand Integrity Claims or (ii) Liabilities resulting from Actions or threatened Actions arising out of or relating to antitrust or competition Law, or commercial disputes with vendors, other suppliers, commercial customers or competitors based on contract Law or otherwise.

Tobacco Products: cigarettes, cigars, tobacco portions or smokeless tobacco products manufactured by a member of the PMI Group or the PM USA Group.

Transition Services Agreement: the transition services agreement to be entered into between ALCS and PMI substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed to by PMI and ALCS, providing for ALCS to make available certain services to the PMI Group and which, when entered into, will supersede the transition services agreement between PMI and ALCS dated as of January 1, 2004.

U.S. Brand Integrity Claims: any Brand Integrity Claim, regardless of the venue in which such Brand Integrity Claim is filed or threatened (i) involving Tobacco Products manufactured, sold, purchased or transferred by a member of the PM USA Group (excluding

Tobacco Products manufactured by PM USA pursuant to the Manufacturing Agreement) and (ii) based on allegations regarding conduct that occurred in whole or in part prior to the Distribution Date.

U.S. Tobacco Product Claims: any Tobacco Product Claim filed against a member of the PMI Group in the U.S. and its territories and possessions based in substantial part as between the PM USA Group and the PMI Group on Tobacco Products manufactured by a member of the PM USA Group, excluding any Tobacco Products manufactured by PM USA pursuant to the Manufacturing Agreement.

1.02 References to Time. All references in this Agreement to times of the day shall be to New York City time, except as otherwise specifically provided herein.

ARTICLE II

THE DISTRIBUTION

2.01 Distribution. Altria’s Board of Directors today authorized the Distribution, payable on the Distribution Date to shareholders of record on the Record Date. In connection with such authorization, Altria received, in form and substance satisfactory to it, an opinion from its Tax Advisor regarding the Tax-Free Status.

2.02 Actions Prior to the Distribution. In connection with the Distribution, the parties will take the actions set forth in this Section 2.02.

(a) Altria and PMI will prepare and mail, prior to the Distribution Date, to the holders of Altria Common Stock, such information concerning PMI and the Distribution and such other matters as Altria reasonably determines and as may be required by Law. Each of Altria and PMI will file with the SEC any such documentation that it determines is necessary or desirable to effect the Distribution.

(b) Altria and/or PMI, as appropriate, will take all necessary action to obtain the governmental approvals and material consents that are the subject of Section 2.03(a)(i).

(c) The Other Agreements shall be executed and delivered by the parties thereto.

2.03 Conditions to Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction of the conditions set forth in this Section 2.03; any determination by Altria regarding the satisfaction of any of such conditions will be conclusive:

(i) All material governmental approvals and material consents necessary to consummate the Distribution shall have been received and continue to be in full force and effect;

(ii) No order, injunction, decree or regulation issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of Altria shall have occurred or failed to occur that prevents the consummation of the Distribution;

(iii) The PMI Common Stock to be distributed in the Distribution shall have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance.

(iv) The letter ruling Altria received from the Internal Revenue Service regarding the Tax-Free Status shall not have been revoked or modified in any material respect and Altria shall have received confirmation from its Tax Advisor that its opinion regarding the Tax-Free Status continues in effect as of the Distribution Date;

(v) A Registration Statement on Form 10 registering PMI’s Common Stock shall be effective under the Securities Exchange Act, with no stop order in effect with respect thereto, and the Information Statement included therein shall have been mailed to Altria’s stockholders; and

(vi) The actions and filings necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions shall have been taken and become effective.

(b) In the event any condition set forth in this Section 2.03 shall not have been satisfied or is likely not to be satisfied on or before March 14, 2008, Altria’s Board of Directors may postpone the Record Date and/or the Distribution Date in its sole and absolute discretion. In the event the Distribution Date is for any reason postponed more than 120 days after the date hereof, it shall be an additional condition to the Distribution that Altria’s Board of Directors shall have redetermined, as of such postponed Distribution Date, that the Distribution satisfies the requirements of the Virginia Stock Corporation Act governing distributions.

2.04 Certain Shareholder Matters.

(a) Subject to Section 2.03 hereof, on the Distribution Date, Altria will deliver to a distribution agent to be appointed by Altria (the “Distribution Agent”) for the benefit of holders of record of Altria Common Stock on the Record Date, one or more stock certificates, endorsed by Altria in blank, representing all of the outstanding shares of PMI Common Stock owned by Altria, and Altria will instruct the Distribution Agent to deliver to the PMI Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Altria Common Stock entitled to receive shares of PMI Common Stock in connection with the Distribution. Altria will cause its transfer agent to instruct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of PMI Common Stock to each such holder or designated transferee(s) of such holder and to credit the appropriate number of such shares to book entry accounts for each such holder or designated transferee. For shareholders who hold Altria Common Stock through a broker or other nominee, their shares of PMI Common Stock will be credited to their respective accounts by such broker or nominee. Altria will cooperate, and will instruct the Distribution Agent to cooperate, with PMI and the PMI Transfer Agent, and PMI will cooperate, and will instruct the PMI Transfer Agent to cooperate, with Altria and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of PMI Common Stock to be distributed to the holders of Altria Common Stock in connection with the Distribution.

(b) Subject to Section 2.03 hereof, each holder of Altria Common Stock on the Record Date (or such holder’s designated transferee(s)) will be entitled to receive in the Distribution one share of PMI Common Stock for each share of Altria Common Stock held by such holder on the Record Date (the “Distribution Ratio”). Within two Business Days after the Record Date, Altria will inform PMI of the number of shares of Altria Common Stock outstanding on the Record Date and, within one Business Day after receipt of such information, PMI will declare and pay to Altria a stock dividend consisting of the number of shares of PMI Common Stock equal to such number of shares of Altria Common Stock outstanding on the Record Date minus 150 (which is the number of shares of PMI Common Stock to be outstanding on the Record Date, all of which will be held by Altria) in order that the Distribution Ratio be one-for-one.

(c) Until such PMI Common Stock is duly transferred in accordance with applicable Law, PMI will regard the Persons entitled to receive such PMI Common Stock as record holders of PMI Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. PMI agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of PMI Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of PMI Common Stock then held by such holder.

2.05 Intercompany Accounts. All intercompany loans or advances between any member of the Altria Group and any member of the PMI Group, and, except as required by the Other Agreements, all other intercompany balances between such Group members shall be paid by the obligor to the obligee within 30 days after the Distribution Date.

ARTICLE III

SURVIVAL, ASSUMPTION, MUTUAL RELEASES AND INDEMNIFICATION

3.01 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement and all covenants and agreements of the parties hereto and their respective wholly-owned Subsidiaries contained in the Other Agreements shall survive the Distribution Date in accordance with their respective terms and shall not be merged into any deeds or other transfer or closing instruments or documents. This Article III shall not be applicable to any Indemnifiable Liability (1) related to Taxes which shall be governed by the Tax Sharing Agreement; or (2) which is otherwise expressly provided for in the Other Agreements.

3.02 Release of Pre-Closing Claims.

(a) Except as provided in Section 3.02(c), effective as of the Distribution Date, PMI does hereby, for itself and each other member of the PMI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the PMI Group (in each case, in their respective capacities as such), remise, release and forever discharge Altria, the members of the Altria Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Altria Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b) Except as provided in Section 3.02(c), effective as of the Distribution Date, Altria does hereby, for itself and each other member of the Altria Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the Altria Group (in each case, in their respective capacities as such), remise, release and forever discharge PMI, the respective members of the PMI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the PMI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(c) Nothing contained in Section 3.02(a) or (b) shall impair any right of any Person to enforce this Agreement or any Other Agreements, in each case in accordance with its terms. Nothing contained in Section 3.02(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Tax Sharing Agreement or any Other Agreements;

(ii) any Liability on any intercompany account specified in Section 2.05;

(iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or the Other Agreements for claims brought against the parties by Third Parties, which Liability shall be governed by the provisions of this Article III or, if applicable, the appropriate provisions of the Tax Sharing Agreement and the Other Agreements; or

(iv) any Liability if the release of that Liability would result in the release of an insurance company or other Third Party that is not expressly released by the parties by the terms of this Section 3.02.

(d) PMI shall not make, and shall not permit any member of the PMI Group to make, any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Altria or any member of the Altria Group, or any other Person released pursuant to Section 3.02(a), with respect to any Liabilities released pursuant to Section 3.02(a). Altria shall not, and shall not permit any member of the Altria Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against PMI or any member of the PMI Group, or any other Person released pursuant to Section 3.02(b), with respect to any Liabilities released pursuant to Section 3.02(b).

(e) It is the intent of each of Altria and PMI by virtue of the provisions of this Section 3.02 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among PMI or any member of the PMI Group, on the one hand, and Altria or any member of the Altria Group on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 3.02(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

3.03 PMI Indemnification of Altria Group Members for Certain Liabilities.

(a) On and after the Distribution Date, PMI shall indemnify and hold harmless each member of the Altria Group and its respective directors, officers and employees (each, an “Altria Indemnitee”) from and against any and all Liabilities incurred or suffered by any Altria Indemnitee arising out of or in connection with:

(i) any and all PMI Group Liabilities;

(ii) the breach by PMI of any obligation of PMI under this Agreement;

(iii) any obligation Altria may have to indemnify any Person by reason of the fact that such Person is or was serving at the request of Altria as a director, trustee, partner, officer or employee of any member of the PMI Group or any partner or joint venture of any member of the PMI Group or any trust or employee benefit plan or other enterprise of any member of the PMI Group;

(iv) any International Tobacco Product Claim; and

(v) any International Brand Integrity Claim.

(b) On and after the Distribution Date, PMI shall indemnify and hold harmless each Altria Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Altria Group pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any Altria Indemnitee by any member of the PMI Group or incorporated by reference by any Altria Indemnitee from any filings made by any member of the PMI Group with the SEC under the Securities Act or the Securities Exchange Act.

3.04 Altria Indemnification of PMI Group Members.

(a) On and after the Distribution Date, Altria shall indemnify and hold harmless each member of the PMI Group and their respective directors, officers and employees (each, a “PMI Indemnitee”) from and against any and all Liabilities incurred or suffered by any PMI Indemnitee arising out of or in connection with:

(i) any and all Altria Group Liabilities; and

(ii) the breach by Altria of any obligation under this Agreement.

(b) Altria shall indemnify and hold harmless each PMI Indemnitee from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the PMI Group pursuant to the Securities Act or the Securities Exchange Act, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any PMI Indemnitee by any member of the Altria Group or incorporated by reference by any PMI Indemnitee from any filings made by any member of the Altria Group with the SEC under the Securities Act or the Securities Exchange Act.

3.05 PM USA Indemnification of PMI Group Members. On and after the Distribution Date, PM USA shall indemnify and hold harmless each PMI Indemnitee from and against any and all Liabilities incurred or suffered by any PMI Indemnitee arising out of or in connection with:

(a) any and all PM USA Group Liabilities;

(b) any U.S. Tobacco Product Claim; and

(c) any U.S. Brand Integrity Claim.

3.06 Tax Considerations. Any indemnification pursuant to Sections 3.03 through 3.05 shall be (i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from incurring or paying loss or other liability for which an Indemnity Payment was sought. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder. Any Indemnity Payment hereunder shall initially be made without regard to this Section 3.06 and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnified Party’s liability for taxes, and payments between such Indemnified Parties to reflect such adjustment shall be made if necessary.

3.07 Notice and Payment of Direct Claims. If any Altria Indemnitee or PMI Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Article III of this Agreement (other than in connection with any Action subject to Section 3.08), the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and, if then reasonably quantifiable, the amount for which the Indemnified Party reasonably believes it is or may be entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable Law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

3.08 Notice and Defense of Third-Party Claims. Promptly after the earlier of receipt of (i) notice that a Third Party has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a Third Party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article III of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 3.08 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may either (i) acknowledge its liability for that indemnification claim and assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party; or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 3.08; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged liability for the indemnification claim with respect to, and assumed the defense of, a Third-Party Claim, the defense of the Indemnified Party shall be controlled by the Indemnifying Party and counsel retained by the Indemnifying Party, which counsel shall at all times during the pendency of the Third-Party Claim be reasonably satisfactory to the Indemnified Party; and the Indemnifying Party may settle or compromise the Third-Party Claim without the prior consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any Liability shall be admitted or any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall cooperate at all times in the defense of any Third-Party Claim for which the Indemnifying Party has acknowledged liability. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 30 days after that Third-Party Claim has been Finally Determined.

3.09 Contribution. If for any reason the indemnification provided for in Section 3.03(b) or Section 3.04(b) is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of the untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the member of the Altria Group or PMI Group to which those statements or omissions are primarily related, as well as any other relevant equitable considerations.

3.10 Foreign Exchange. If any portion of an Indemnity Payment required to be made hereunder or under any Other Agreements is denominated in a currency other than United States dollars, the amount of such payment, at the election of the Indemnifying Party, may be reimbursed in local currency or shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules: (1) with respect to an Indemnifiable Liability arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the

Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution is reimbursed; (2) with respect to an Indemnifiable Liability covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Indemnifiable Liability with the Indemnifying Party; and (3) with respect to an Indemnifiable Liability not described in clause (1) or (2) of this Section 3.10, the Foreign Exchange Rate for such currency shall be determined as of the date of payment to a Third Party in the case of such payments or as of the date that notice of the claim with respect to such other Indemnifiable Liability is given to the Indemnitee.

3.11 Subrogation. Upon indemnification of the Liabilities under this Agreement, the Indemnifying Party shall be subrogated to the rights of the Indemnitee against insurers or other Third Parties with respect to such assumed or indemnified amount. It is expressly agreed that no insurer or any other Third Party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) it would not be entitled to receive in the absence of Section 3.03, 3.04 or 3.05 of this Agreement, (ii) relieved of the responsibility to pay any Insured Claims or indemnified claims or any other claims for which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder. The Indemnitee shall, upon request, provide a formal assignment of a claim against an insurer or other Third Party to the Indemnifying Party with respect to the assumed or indemnified amount or shall otherwise reasonably cooperate at the Indemnifying Party’s request and expense, with any attempt by the Indemnifying Party to recoup assumed or indemnified amounts from insurers or other third parties.

3.12 Insurance Proceeds. If an Indemnitee shall receive any amount of Insurance Proceeds or any other monies from a Third Party in connection with an Indemnifiable Liability, then such monies shall be promptly paid to the Indemnifying Party, less the amount of any Indemnifiable Liability incurred by the Indemnitee for which the Indemnifying Party has not yet made the Indemnitee whole. Nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnitee because of the availability or alleged availability of any Insurance Policy or Insurance Proceeds (provided that the foregoing shall not limit the subrogation rights of an Indemnifying Party under Section 3.11). In addition, in no event shall the availability of recovery of an assumed or indemnified amount under an Insurance Policy or other contract relieve the Indemnifying Party of its obligation to make the Indemnitee whole for any deductibles, self-insured retentions, retrospective premiums or other amounts payable by the Indemnitee under the Insurance Policy or other contract with respect to any such recovery.

3.13 Exclusivity and Limitations Regarding Tobacco Product Claims. The terms of this Article III shall represent the Parties’ sole and exclusive remedy against one another with respect to Tobacco Product Claims. The Parties shall have no rights against one another pursuant to this Agreement or otherwise with respect to any Tobacco Product Claim filed 25 years or more after the date of this Agreement, even if such Tobacco Product Claim is based in whole or in part on Tobacco Products manufactured on or before December 31, 2008.

ARTICLE IV

CERTAIN ADDITIONAL COVENANTS

4.01 Further Assurances. In addition to the actions specifically provided for in this Agreement and unless otherwise expressly provided in this Agreement or any Other Agreements, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the allocation of tangible or intangible assets.

4.02 Receivables Collection and Other Payments. If, after the Distribution Date, either party receives payments belonging to the other party, the recipient shall promptly account for and remit same to the other party.

ARTICLE V

ACCESS TO INFORMATION

5.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date or from time to time as reasonably requested by the PMI Group, the Altria Group shall deliver to the PMI Group: (i) any corporate books and records of the PMI Group in the possession of the Altria Group; (ii) originals or copies of those corporate books and records of the Altria Group primarily relating to the business of the PMI Group; and (iii) copies (paper or electronic) of all Insurance Policies (A) of any type covering only the PMI Group, (B) shared with the Altria Group covering general, products, advertisers and excess liability for all years, (C) shared with the Altria Group covering property, marine cargo, business travel accident, workers compensation, employers and automobile liability for 2002 through 2007, and (D) shared with the Altria Group covering directors and officers, fiduciary, crime, employment practices and aviation liability for 2007. From and after the Distribution Date, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, shall be the property of the PMI Group; provided, however, that all such Information contained in such books, records or copies relating to the Altria Group shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by Law. Altria will retain copies of any original books and records delivered to PMI other than PMI-only Insurance Policies and related documents; provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the PMI Group) relating to the PMI Group, shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by Law.

5.02 Access to Information. In addition to the provisions set forth in Section 5.01 above, from and after the Distribution Date and upon commercially reasonable notice, a member of the Altria Group or the PMI Group may request, on behalf of itself or its Representatives, at the expense of the requesting party, commercially reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Distribution Date within such party’s possession relating to the requesting party or its businesses, its former businesses, its assets or its Liabilities or the Other Agreements. In each case, the requesting party agrees to cooperate with the other party to minimize the risk of unreasonable interference with the other party’s business. The party of which the request is made shall have the right to deny access to the Information if such party determines in its good faith that such denial is in the party’s best interests. In the event access is granted to any Information herein or in the Other Agreements to which access is restricted by Law or otherwise, the parties agree to take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction not existed and the Distribution not occurred.

5.03 Litigation Support and Production of Witnesses. Notwithstanding any provisions of Section 5.02 to the contrary, after the Distribution Date, (i) each member of the Altria Group and the PMI Group shall use commercially reasonable efforts to provide assistance to the other with respect to any Third-Party Claim and (ii) any member of the Altria Group and the PMI Group shall continue to have access to the common interest and/or joint defense-related work product developed by either Group in connection with the defense of pending or threatened Tobacco Product Claims prior to the Distribution Date. In addition, any member of either Group shall have the right to request in writing that a member of the other Group make available for consultation or witness purposes, its directors, officers, employees, consultants or agents who have expertise or knowledge with respect to the other party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting party believes any such Persons may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. Upon such request the affected members of the Groups shall select a Person or Persons to provide the requested assistance after conferring in good faith to determine which Person or Persons should provide such assistance. Upon such determination, the requested party agrees that the designated Person or Persons shall be made available to the requesting party upon commercially reasonable notice to the same extent such requested party would have made such Person available if the Distribution had not occurred. The requesting party agrees to cooperate with the requested party in giving consideration to business demands of such Persons.

5.04 Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Other Agreements, a party providing Information, consulting, or witness services to the other party under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, travel expenses, and other out-of-pocket expenses (including attorneys’ fees and the direct and indirect costs of employees providing, or assisting in providing, Information, consulting and expert witness services in connection with litigation and alternative dispute resolution, but excluding direct and indirect costs of employees who provide Information or are fact witnesses) as may be reasonably incurred in providing such Information, consulting or witness services.

5.05 Retention of Records. Except as otherwise required by Law or agreed in writing, or as otherwise provided in any Other Agreements, each member of the Altria Group and the PMI Group shall retain, for the retention periods set forth in their respective records management programs as in effect on the Distribution Date or such longer period as required by Law, this Agreement or the Other Agreements, all Information in such party’s possession substantially relating to the other party or its businesses, its former businesses, its assets or its Liabilities or the Other Agreements.

5.06 Privileged Information. In furtherance of the rights and obligations of the parties set forth in this Article V:

(a) Each party hereto acknowledges that: (1) each member of the Altria Group, the PMI Group and the PM USA Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”); (2) actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the Altria Group, the PMI Group or the PM USA Group (“Litigation Matters”); (3) members of the Altria Group, the PMI Group and the PM USA Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (4) Altria and PMI intend that the transactions contemplated by this Agreement and the Other Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b) Each of Altria and PMI agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other.

(c) Upon any member of the Altria Group, the PM USA Group or the PMI Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Authority or otherwise that requests disclosure of Privileged Information belonging to a member of another Group, the recipient of the notice shall promptly provide to Altria or PM USA, in the case of receipt by a member of the PMI Group, or to PMI, in the case of receipt by a member of the Altria Group or the PM USA Group, a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) above, the Altria Group, the PM USA Group and the PMI Group shall cooperate to assert all defenses to disclosure claimed, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

5.07 Confidentiality. From and after the Distribution Date, each of the Altria Group and the PMI Group shall hold, and shall use its commercially reasonable efforts to cause its members to hold, in strict confidence all Information concerning or belonging to the other party obtained by it prior to the Distribution Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives who shall be bound by the provisions of this Section 5.07; provided, however, that the Altria Group and the PMI Group and their respective members may disclose such Information to the extent that (a) disclosure is compelled by subpoena or other compulsory disclosure notice from a court, other Governmental Authority or, in the opinion of Altria’s or PMI’s counsel (as the case may be), by other requirements of Law, or (b) such party can show that such Information was (1) available to such party after the Distribution Date from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, on a nonconfidential basis prior to its disclosure to such party after the Distribution Date by the other party; (2) in the public domain through no fault of such party; (3) lawfully acquired by such party from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements; or (4) independently discovered or developed after the Distribution Date by employees of such party. Notwithstanding the foregoing, each of the Altria Group and the PMI Group and their respective members shall be deemed to have satisfied its obligations under this Section 5.07 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

5.08 Joint Defense. In the event that both a member of the Altria Group and a member of the PMI Group are defendants in the same proceeding, upon reasonable request, the appropriate member or members of each such Group shall enter into a written joint defense agreement in a form reasonably acceptable to such parties.

ARTICLE VI

DISPUTE RESOLUTION

6.01 Step Process. Any controversy or claim arising out of or relating to this Agreement or any Other Agreements, or the breach thereof (a “Dispute”), shall be resolved by: (i) negotiation between senior executives with the possibility of mediation; and (ii) then binding arbitration. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VI shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

6.02 Management Negotiation and Mediation. The parties will first attempt to resolve any Dispute by direct discussions and negotiation, including if either party elects through a written request (a “Negotiation Notice”), negotiation among senior executives of Altria and PMI. Any party asked to participate in such negotiations will use reasonable efforts to make a designated senior executive available promptly to participate in negotiations, with authority to resolve the matter. The designated senior executives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If all parties to the Dispute agree, the parties may also attempt to settle the Dispute by a mediation administered by the AAA under its Commercial Mediation Procedures.

6.03 Arbitration.

(a) If a Dispute is not resolved within 60 days after the Negotiation Notice, any party shall have the right to commence arbitration. In that event, the Dispute shall be resolved by final and binding arbitration administered by the AAA in accordance with its International Arbitration Rules (the “Rules”). The place of arbitration shall be New York, New York. Any Dispute concerning the propriety of the commencement of the arbitration shall be finally settled by such arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(b) The number of arbitrators shall be one if the claims in such Dispute aggregate less than $100 million, and three if the claims in such Dispute aggregate $100 million or more. If the Parties are unable to agree on the amount of the claims, there shall be three arbitrators.

(c) If one arbitrator is to be chosen, the parties agree to seek to reach agreement on the identity of the sole arbitrator within 30 days after the initiation of arbitration. If the parties do not reach agreement on the sole arbitrator within that time period, then the AAA shall appoint the sole arbitrator.

(d) If three arbitrators are to be chosen, the claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within 20 days of the receipt of the request for arbitration. The two arbitrators shall appoint a third arbitrator who shall serve as chair of the tribunal within 30 days after the appointment of the second arbitrator. If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator.

6.04 Injunctive Relief. At any time during the resolution of a Dispute between the parties, either party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

6.05 Remedies. The arbitrator(s) shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive or treble (or other multiple) damages.

6.06 Expenses. Each party shall bear its own expenses and attorneys’ fees in pursuit and resolution of any Dispute. The parties shall share equally the costs and expenses (including the fees of any neutral mediator or arbitrator) of any mediation or arbitration hereunder.

ARTICLE VII

NO REPRESENTATIONS OR WARRANTIES

7.01 No Representations or Warranties. PMI understands and agrees that no member of the Altria Group is, in this Agreement or in any Other Agreements, representing or warranting to the PMI Group in any way as to the PMI Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement. Altria understands and agrees that no member of the PMI Group is, in this Agreement or in any Other Agreements, representing or warranting to the Altria Group in any way as to the Altria Business, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

INSURANCE

8.01 Insurance Policies and Rights.

(a) To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.11, the assets of PMI shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds with respect to all Insured PMI Claims under any Insurance Policies. The PMI Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owed, including defense costs, under the Insurance Policies with respect to the coverage provided for Insured PMI Claims.

(b) To the extent permitted under the terms of any applicable Insurance Policy, without limiting the availability of subrogation rights as an Indemnifying Party under Section 3.11, the assets of Altria shall include any and all rights of an insured party including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds under any Insurance Policies other than the rights under any Insurance Policies which are solely assets of PMI. The Altria Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling and other charges, including defense costs, owed under the Insurance Policies with respect to the coverage provided for Insured Claims other than Insured PMI Claims.

(c) Solely for purposes of this Article VIII, “Altria Group” and “PMI Group” shall include their consolidated entities to the extent such entities were in existence on or prior to the Distribution Date.

(d) Nothing in this Agreement is intended to relieve any insurer of any Liability under any Insurance Policy.

8.02 Administration and Reserves. Consistent with the provisions of Article III, from and after the Distribution Date:

(a) Altria shall be responsible for (1) Insurance Administration of the Insurance Policies with respect to any liabilities of any member of the Altria Group, any assets of the Altria Group or any claims as to which the Altria Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreements; and (2) Claims Administration with respect to any liabilities of any member of the Altria Group, any assets of the Altria Group or any claims as to which the Altria Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreements. It is understood that the retention of the Insurance Policies by Altria is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including without limitation, claims of PMI and any of its operations, Subsidiaries and Affiliates for insurance coverage, reimbursement, subrogation or otherwise.

(b) PMI shall be responsible for (1) Insurance Administration of the Insurance Policies which insure the PMI Group only, and (2) Claims Administration with respect to any liabilities of any member of the PMI Group, any assets of the PMI Group, or any claims as to which the PMI Group has rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreements.

(c) The parties hereto shall cooperate with regards to Insurance Administration, and shall share material information concerning such matters so that both the PMI Group and the Altria Group are aware on a continuing basis of remaining aggregate limits of coverage, deductible payments, retrospective premium payments and other material matters relevant to continued dealings with insurers providing coverage for Liabilities of both Groups.

(d) Nothing in this Agreement shall be construed or deemed to affect in any way the right of Altria to obtain and administer future insurance policies or to enter into future indemnification agreements with Third Parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Altria and its Subsidiaries; provided that, with respect to such future policies or agreements, Altria shall take no action that has an adverse impact on the insurance coverage (and related costs) afforded to PMI under this Article VIII, without the prior written consent of PMI (which shall not be unreasonably withheld or delayed).

8.03 Allocation of Insurance Proceeds; Cooperation. Except as otherwise provided in Section 3.12, the parties shall use reasonable efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to Altria with respect to Altria Liabilities and to PMI with respect to the PMI Liabilities.

8.04 Reimbursement of Expenses. PMI shall reimburse the relevant insurer or the relevant third-party administrator or Altria, as appropriate, to the extent required under any Insurance Policy or Claims Handling Agreement for any services performed after the Distribution Date with respect to any and all Insured PMI Claims which are not Altria Liabilities which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Claims Handling Agreement.

8.05 No Reduction of Coverage. Except for reduction in coverage resulting from submission and payment of claims, neither party shall take any action to eliminate or reduce coverage available to the other party under any Insurance Policy or Claims Handling Agreement for any claims without the prior written consent of the other party (which shall not be unreasonably withheld or delayed); provided, however, that nothing herein shall affect a party’s right to amend the terms of a Claims Handling Agreement or Insurance Policy on renewal or otherwise; and provided that no member of the Altria Group shall have any Liability to any member of the PMI Group if any Insurance Policy is terminated or otherwise ceases to be in effect for any reason (other than a termination in breach of Section 8.02(d)), is unavailable or inadequate to cover any Liability of the PMI Group for any reason.

8.06 Shared Insurance Policies Other Than D&O and Fiduciary Liability. Effective on the Distribution Date, Altria will take the necessary action to terminate the PMI Group’s coverage with respect to occurrences on or after the Distribution Date under the shared insurance policies. Any resulting return of premium or credit will be allocated between the Altria Group and the PMI Group in proportion to their respective contributions to the payment of such premium. Each of the Altria Group and the PMI Group shall be responsible for obtaining its own replacement policies (if so desired) for occurrences on or after the Distribution Date.

8.07 D&O Liability. Effective on the Distribution Date, the existing Insurance Policy covering directors and officers of the Altria Group and the PMI Group will be converted to a six-year run-off policy. Altria and PMI shall receive credit for premium return under the existing policy. Altria will bear 80%, and PMI will bear 20%, of the expense of the run-off policy. In the event the run-off policy coverage limit is reduced to less than $250 million as the result of payments of claims or claims expense on behalf of either the Altria Group or the PMI Group, the Group or Groups responsible for such reduction shall pay (in proportion to payments or claims expenses received by such party with respect to such coverage) to reinstate the coverage with limits no less than $250 million. Each of the Altria Group and the PMI Group shall be responsible for obtaining its own directors and officers policy for acts or omissions occurring on or after the Distribution Date.

8.08 1994 D&O Liability Retro Program. In the event the 1994 D&O Liability Retro Program coverage limit is reduced to less than $150 million as the result of payments of claims or claims expense on behalf of either the Altria Group or the PMI Group, the Group or Groups responsible for such reduction shall pay (in proportion to payments or claims expenses received by such party with respect to such coverage) to reinstate the coverage with limits no less than $150 million. At the Distribution Date, the coverage limits under the 1994 D&O Liability Retro Program were $215 million for non-indemnifiable acts. For the purposes of this Section 8.08, “1994 D&O Liability Retro Program” shall mean all Altria Group D&O liability policies for the period from January 1, 1994 to December 31, 1995 (whether exhausted or not) and all D&O liability policies added subsequent to the policy period but prior to the Distribution Date for the purpose of providing coverage for covered matters reported during the policy period or covered matters reported after the policy period which relate to circumstances reported during the policy period.

8.09 Altria/Kraft D&O Liability Runoff Policy. In the event the Altria/Kraft D&O Liability Runoff Policy coverage limit is reduced to less than $250 million as the result of payments of claims or claims expense on behalf of the PMI Group, PMI will indemnify Altria for the cost to reinstate the coverage with limits no less than $250 million. At the Distribution Date, the coverage limits under the Altria/Kraft D&O Liability Runoff Policy were $420 million for non-indemnifiable acts. For purposes of this Section 8.09, “Altria/Kraft D&O Liability Runoff Policy” shall mean the six-year D&O runoff policy purchased in connection with the distribution of Kraft Foods Inc., covering claims or circumstances occurring prior to March 30, 2007.

8.10 Fiduciary Liability. Effective on the Distribution Date, the existing Insurance Policy covering directors and officers of the Altria Group and the PMI Group will be converted to a six-year run-off policy. Each of Altria and PMI will be allocated any credit for premium return under the existing policy based on the percentage of the premium payment allocated to such party in the most recent premium payment. Altria and PMI will bear the expense of the run-off policy in the same proportion. In the event the run-off policy coverage limit is reduced to less than $40 million as the result of payments of claims or claims expense on behalf of either the Altria Group or the PMI Group, the Group or Groups responsible for such reduction shall pay (in proportion to payments or claims expenses received by such party with respect to such coverage) to reinstate the coverage with limits no less than $40 million. Each of the Altria Group and the PMI Group shall be responsible for obtaining its own fiduciary liability policy for acts or omissions occurring on or after the Distribution Date.

8.11 Altria/Kraft Fiduciary Liability Runoff Policy. In the event the Altria/Kraft Fiduciary Liability Runoff Policy coverage limit is reduced to less than $40 million as the result of payments of claims or claims expense on behalf of the PMI Group, PMI will indemnify Altria for the cost to reinstate the coverage with limits no less than $40 million. At the Distribution Date, the coverage limits under the Altria/Kraft Fiduciary Liability Runoff Policy were $75 million for non-indemnifiable acts. For purposes of this Section 8.11, “Altria/Kraft Fiduciary Liability Runoff Policy” means the six-year fiduciary liability runoff policy purchased in connection with the distribution of Kraft Foods Inc., covering claims or circumstances occurring prior to March 30, 2007.

ARTICLE IX

MISCELLANEOUS

9.01 Complete Agreement. This Agreement, the Exhibits and Schedules hereto, the Other Agreements and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including any agreements regarding indemnification.

9.02 Other Agreements. Except as otherwise expressly provided herein, if there shall be a conflict or an inconsistency between the provisions of this Agreement and the provisions of any Other Agreements, the provisions of the Other Agreements shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Other Agreements. For the avoidance of doubt, (i) the Tax Sharing Agreement shall govern all matters (including, but not limited to, any indemnities) relating to Taxes or otherwise specifically addressed in such Agreement; (ii) this Agreement shall govern any and all claims for indemnification between the

Parties and their respective Groups, including International Tobacco Product Claims and U.S. Tobacco Product Claims addressed in the PMDF Indemnification Agreement, including any Post-Transfer PMDF Liabilities (as such terms are defined therein) that constitute Tobacco Product Claims; and (iii) the IP Agreement shall govern all matters regarding exchange of Information related to Jointly Funded IP (as defined in the IP Agreement).

9.03 Expenses. Altria and PMI shall each be responsible for its expenses incurred in connection with the Distribution.

9.04 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the Laws of the Commonwealth of Virginia (other than the Laws regarding choice of Laws and conflicts of Laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matters described in Sections 6.03 through 6.06.

9.05 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Altria:	Altria Group, Inc.
6601 W. Broad Street
Richmond, VA 23261
c/o Corporate Secretary

If to PMI:	Philip Morris International Inc.
120 Park Avenue
New York, NY 10017
c/o Corporate Secretary

Philip Morris International Management SA
Avenue de Rhodanie 50
1001 Lausanne, Switzerland
c/o General Counsel

If to PM USA:	Philip Morris USA Inc.
6601 W. Broad Street
Richmond, Virginia 23261
c/o Associate General Counsel, Business Counseling

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 9.05.

9.06 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

9.07 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Except for the provisions of Article III relating to releases and indemnities, which are also for the benefit of the released parties and the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

9.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.09 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

9.10 Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

9.11 Construction. Unless otherwise expressly stated, clauses beginning with the term “including” set forth examples only and in no way limit the generality of the matters thus exemplified.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALTRIA GROUP, INC.

By:	/s/ Louis C. Camilleri
Name:	Louis C. Camilleri
Title:	Chairman and Chief Executive Officer

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ André Calantzopoulous
Name:	André Calantzopoulous
Title:	President and Chief Executive Officer

PHILIP MORRIS USA INC.

By:	/s/ Michael E. Szymanczyk
Name:	Michael E. Szymanczyk
Title:	Chairman and Chief Executive Officer

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Employee Matters Agreement

Exhibit B	IP Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Tax Sharing Agreement